Exhibit (a)(9)

684006.1
                                                         6

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FOR IMMEDIATE RELEASE

Contact:        Larry Dennedy
                MacKenzie Partners, Inc.
               (212) 929-5239




                ALLIANCE STANDARD III OFFERORS ANNOUNCE EXTENSION
                     OF TENDER OFFER, SEEK 707,000 SHARES OF
                           SECURITY INVESTMENTS GROUP

               New York, New York, February 11, 1998 -- Alliance Standard III L.L.C. and Alliance Standard III Corp. announced today that the board of directors of Security Investments Group, Inc., has not approved the offerors' acquisition of 1,000,000 shares pursuant to the Alliance Standard III companies' offer to purchase shares of Security Investments Group. Accordingly, as previously announced, the Alliance Standard III companies will seek to purchase only up to 707,000 shares of Security Investments Group. The Alliance Standard III companies have extended the expiration date of their offer to purchase to Thursday, February 26, 1998.

               The offer price will remain at $2.00 per share, and the tender offerors are paying soliciting dealers' fees of $0.20 per share. As of the close of business on February 10, 1998, an aggregate of 1,791 shares had been tendered.

               The offerors also announced that they had recently responded to comments received from the U.S. Securities and Exchange Commission on the offer to purchase and are making a routine distribution to shareholders of a supplement to the offer to purchase.

               MacKenzie Partners, Inc., is acting as Information Agent for the offer and may be contacted at 800-322-2885. Questions and requests for assistance or for copies of the Offer to Purchase (including the amended supplement) and the related letters of transmittal and other tender offer documents may be directed to the Information Agent, and copies will be furnished free of charge.

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684006.1
                                                    7